EXHIBIT 99.1

Amphenol	News Release

World Headquarters
358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL CORPORATION NAMES
R. ADAM NORWITT
PRESIDENT AND CHIEF OPERATING OFFICER

Wallingford, Connecticut. December 11, 2006. Amphenol Corporation (NYSE-APH) announced today that it has promoted R. Adam Norwitt to the newly created position of President and Chief Operating Officer effective January 1, 2007.

Amphenol Chairman and CEO, Martin H. Loeffler, commented: “I am extremely pleased that Adam has accepted the challenges of this appointment. The creation of the new office of President and Chief Operating Officer is consistent with our continuing efforts to further develop and strengthen the management foundation of our organization as Amphenol continues to grow in size and profitability.  In his new role Adam will act under my direction and will focus on enhancing Amphenol’s growth in new technologies and new markets. Adam will also be assuming an active role in the further strengthening and expansion of our existing business, particularly in international markets.

Adam has a broad international outlook. He has lived and worked in Europe and Asia during much of his career.  Throughout that time he has shown that he is a team builder with a deep understanding of Amphenol’s culture of high performance and its collaborative entrepreneurial structure. These strengths have been important contributors to Amphenol’s consistent industry leading growth and profitability.  I look forward to working with Adam in his new role and with the entire Amphenol senior management team, to continue to capitalize on the opportunities presently before us and enhance our track record of outstanding performance.”

Mr. Norwitt, age 37, has held a variety of management, business development and operating positions in Amphenol operations in Asia and the United States since joining Amphenol in 1998. He currently serves as a Senior Vice President of the Company and Group General Manager of Amphenol’s Worldwide RF and Microwave Products Operations. Mr. Norwitt is a graduate of Georgetown University, has a law degree from the University of Michigan and an MBA from INSEAD, France.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Asia and Europe and sold by a worldwide sales and marketing organization. Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including: Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2005, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.